March 2009

Pricing Sheet dated March 24, 2009 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 51 dated March 24, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered Securities Based on the Performance of a Basket of Equity Indices and Shares due March 31, 2012
PRICING TERMS – MARCH 24, 2009
	Issuer:		Morgan Stanley
	Maturity date:		March 31, 2012
	Original issue price:		$10 per Buffered Security
	Stated principal amount:		$10 per Buffered Security
	Pricing date:		March 24, 2009
	Original issue date:		March 31, 2009 (5 business days after the pricing date)
	Aggregate principal amount:		$8,000,000
	Interest:		None
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	75%	806.25	0.093023256
	NASDAQ-100 Index® (the “NDX Index”)	NDX	15%	1,234.34	0.012152243
	Shares of the iShares® MSCI EAFE Index Fund (the “underlying shares”)	EFA	10%	$38.24	0.261506276
	Payment at maturity per Buffered Security:		▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment There will be no maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 20% from the initial basket value: $10

▪   If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 20% from the initial basket value:
($10 x the basket performance factor) + $2.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $2.00 per Buffered Security.

	Leveraged upside payment:		$10 x leverage factor x basket percent increase
	Leverage factor:		112.5%
	Basket percent increase:		(final basket value – initial basket value) / initial basket value
	Basket performance factor:		final basket value / initial basket value
	Buffer amount:		20%
	Maximum payment at maturity:		None
	Minimum payment at maturity:		$2.00 per Buffered Security (20% of the stated principal amount)
	Determination date:		March 27, 2012, subject to adjustment for non-index business days and certain market disruption events
Final basket component value:
The final basket component value for each basket component will equal (i) in the case of the SPX Index and the NDX Index, the respective index closing value for each index on the determination date and (ii) in the case of the underlying shares, the closing price of one underlying share times the adjustment factor on the determination date.

	Adjustment factor:		For the underlying shares, 1.0, subject to adjustment for certain events affecting the underlying shares
Initial basket value:
100, which will be equal to the sum of the products of the initial basket component values of each of the basket components on the pricing date, as set forth under “Basket––Initial basket component value” above, and the applicable multipliers for each of the basket components

	Final basket value:		The sum of the products of the final basket component value for each basket component and the applicable multiplier for each of the basket components
Multiplier:
The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component is weighted at its applicable basket component weighting. Each multiplier will remain constant for the term of the Buffered Securities. See “Basket––Multiplier” above.

	Listing:		The Buffered Securities will not be listed on any securities exchange.
	CUSIP:		617483193
	ISIN:		US6174831932
	Agent:		Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered Security	$10	$0.375	$9.625
Total	$8,000,000	$300,000	$7,700,000
(1)   For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.
(2)   The agent will pay a concession equal to $0.30 to an introducing broker in connection with the initial offering of the Buffered Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The “NASDAQ®,” “NASDAQ-100®” and “NASDAQ-100 Index” are trademarks of The Nasdaq OMX Group, Inc. and have been licensed for use by Morgan Stanley. The Buffered Securities are not sponsored, endorsed, sold or promoted by the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the Buffered Securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 51 dated March 24, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.